Exhibit 10.3

SUPPLY AGREEMENT

dated as of November 13, 2018

between

GENERAL ELECTRIC COMPANY

and

BAKER HUGHES, A GE COMPANY, LLC

TABLE OF CONTENTS

APPENDICES

Appendix 1	HDGT New Units
Appendix 2	HDGT Services
Appendix 3	HDGT Engineering Services
Appendix 4	Controls Products Services
Appendix 5	Frame 5 Parts and Components
Appendix 6	Certain Purchases and Manufactured Parts and Components as of the Date Hereof
Appendix 7	Distribution Agreement Term Sheets
Appendix 8	Supplier Terms
Appendix 9	GE and BHGE Respective Exceptions
Appendix 10	Competitors
Appendix 11	Frame 5 Pricing from Purchaser to Supplier

SUPPLY AGREEMENT

This Supply Agreement, dated as of November 13, 2018 (as amended, modified or supplemented from time to time in accordance with its terms, this “Supply Agreement”), is made by and between General Electric Company, a New York corporation (“GE”), acting through its GE Power business unit (“GE Power”), and legal entities operating on its behalf (“Supplier”), and Baker Hughes, a GE company, LLC, a Delaware limited liability company (“BHGE LLC” or “Purchaser”) on behalf of itself and its Affiliates (each a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to that certain Master Agreement, dated as of November 13, 2018, among General Electric Company, a New York corporation (“GE”), Baker Hughes, a GE Company, a Delaware corporation (“BHGE”) and BHGE LLC (the “Master Agreement”), GE and BHGE desire to restructure their existing relationships to accommodate GE’s intention to exit its ownership interest in BHGE over time;

WHEREAS, pursuant to the Master Agreement, the Parties intend to enter into a Distribution Agreement in respect of Exclusive Products and Exclusive Services;

WHEREAS, the Master Agreement requires delivery of this Supply Agreement on or prior to December 31, 2018;

WHEREAS, Supplier desires to supply to Purchaser and Purchaser desires to purchase from Supplier Exclusive Products and Exclusive Services; and

WHEREAS, the Parties desire that this Supply Agreement and any POs issued, acknowledged and agreed to by Supplier pursuant to this Supply Agreement establish the exclusive terms and conditions as to the transactions for Exclusive Products and Exclusive Services.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.01 Certain Defined Terms. The following capitalized terms used in this Supply Agreement shall have the meanings set forth below:

“Accepted PO” shall have the meaning set forth in Section 4.02.

“Additive Activities” shall have the meaning set forth in that certain Amended and Restated Non-Competition Agreement, dated as of November 13, 2018, between GE and BHGE (as amended, modified or supplemented from time to time).

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person; however, for purposes of this Supply Agreement, (i) BHGE and its Subsidiaries shall not be considered affiliates of GE and (ii) GE and its Subsidiaries (except for the Subsidiaries of BHGE) shall not be considered affiliates of BHGE.

“Amended and Restated Digital Agreement” shall mean that certain Amended and Restated GE Digital Master Products and Services Agreement, dated as of November 13, 2018, between GE Digital LLC and BHGE (as amended, modified or supplemented from time to time).

“Amended and Restated Stockholders Agreement” shall mean that certain Amended and Restated Stockholders Agreement, dated as of November 13, 2018, between GE and BHGE (as amended, modified or supplemented from time to time).

“Amended and Restated Trademark License” shall mean that certain Amended and Restated Trademark License, dated as of November 13, 2018, between GE and BHGE (as amended, modified or supplemented from time to time).

“BOP Equipment” shall mean the grouping of the equipment (generators, heat recovery steam generators, environmental control systems solutions boilers, auxiliary and ancillary mechanical and electrical equipment and components).

“Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Change in Control” shall mean, (i) with respect to BHGE or GE Power, any sale, transfer, assignment or other disposition (directly or indirectly) by such Person, whether in a single transaction or series of related transactions, of all or substantially all of its assets (other than to an Affiliate) to a Competitor, (ii) with respect to BHGE, any sale, transfer, assignment or other disposition (directly or indirectly) by such Person, whether in a single transaction or series of related transactions, of all or substantially all of the assets of the Turbomachinery & Process Solutions (TPS) business unit (other than to an Affiliate) to a Competitor, (iii) with respect to GE Power, any sale, transfer, assignment or other disposition (directly or indirectly) by such Person, whether in a single transaction or series of related transactions, of all or substantially all of the assets of the gas power systems (GPS) and power services (PS) business units (other than to an Affiliate) to a Competitor, or (iv) with respect to BHGE or GE Power, any consolidation, merger or reorganization of such Person with or into another entity or any other transaction (whether by way of sales of assets or equity interest or otherwise) as a result of which the holders of a Competitor’s outstanding equity interests possessing the voting power (under ordinary circumstances) to elect a majority of such Competitor’s board of directors (or similar governing body) immediately prior to such transaction beneficially own, directly or indirectly, (A) a majority of the equity, voting, beneficial or financial interests of the surviving entity, (B) the right to appoint or remove a majority of the board of directors or members of an equivalent management body of the surviving entity, or (C) the power to direct or cause the direction of the management and policies of the surviving entity.

“Competitor” shall mean each of the Persons set forth on Appendix 10 or any of their respective Affiliates or any entity that acquires control of these Persons or the majority of such Person’s relevant assets.

“Control” or “Controlling” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Controls Products” shall mean the systems, equipment, parts and components and Services for the Mark VIe and Mark VIeS (other than, for the avoidance of doubt, technological upgrades that would require more than a de minimis new product introduction investment from Supplier) manufactured by Supplier for HDGTs, in each case as more particularly described on Appendix 4.

“Distribution Agreement” shall mean that certain Distribution Agreement to be entered into prior to the Effective Date by Supplier and Purchaser, substantially on the terms set forth in the Distribution Agreement Term Sheets.

“Distribution Agreement Term Sheets” shall mean the term sheets attached as Appendix 7 that summarize the principal terms of the Distribution Agreement in respect of the Exclusive Products and the Exclusive Services.

“Effective Date” shall mean the Trigger Date.

“Exclusive Services” shall mean (a) HDGT Services, (b) HDGT Engineering Services, (c) Frame 5 Parts and Components and (d) Controls Products.

“Exclusive Service Category” shall mean, with respect to HDGTs and related Services, in each of the following individual categories: (a) combustion capital parts, (b) hot gas path capital parts, (c) compressor rotors, air foils and associated components, (d) structures, (e) repair services, (f) without duplication, all other Services, (g) HDGT Engineering Services and (h) Controls Products, in each case, excluding any Frame 5 Parts and Components.

“Exclusive Products” shall mean HDGT New Units.

“Frame 5 Parts and Components” shall mean commercially available parts and components for Frame 5 heavy duty gas turbine models, in each case as more particularly described on Appendix 5.

“GE Digital Offerings” shall have the meaning as set forth in the Amended and Restated Digital Agreement.

“GE Digital Services” shall have the same meaning as the term “Services” in the Amended and Restated Digital Agreement.

“Governmental Entity” shall mean any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“HDGTs” shall mean heavy duty gas turbine models that are classified as Frame 6B, Frame 6F.01, Frame 7E, Frame 9E, Frame 7F, Frame 9F, Frame 7HA and Frame 9HA in Supplier’s manufactured gas turbine product portfolio.

“HDGT BOP Services” shall mean Services in respect of HDGT NU BOP Equipment.

“HDGT Engineering Services” shall mean those engineering activities as more particularly described on Appendix 3.

“HDGT New Units” shall mean new HDGT assembles and the associated core engine control software thereof, in each case as more particularly described on Appendix 1, and, for the purpose of this definition, expressly excluding BOP Equipment associated with such HDGT assemblies.

“HDGT NU BOP” shall mean BOP Equipment in respect of HDGT New Units.

“HDGT Services” means Services in respect of HDGTs (including for all purposes of this definition (i) the associated control system in respect of any HDGT New Units and (ii) replacement of commercially available control system cards (like-for-like replacement) on BHGE’s installed base as of the date hereof (which shall be agreed to by the Parties and attached hereto within thirty (30) days of the date hereof), in each case, with respect to Mark V and Mark VIe control systems) and, to the extent supplied by Suppliers, HDGT BOP Services.

“Law” shall mean any United States federal, state, local or non-United States statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including common law.

“Master Agreement” shall have the meaning set forth in the Recitals.

“O&G Segment” shall mean customers operating in the oil and gas industry for which the application is one or more of the following oil and gas activities for mechanical drive and/or, to the extent provided in the sentence below, power generation: (i) drilling, evaluation, completion and/or production; (ii) liquefied natural gas; (iii) compression and boosting liquids in upstream, midstream and downstream; (iv) pipeline inspection and pipeline integrity management; (v) processing in refineries and petrochemical plants (including fertilizer plants), in each case, subject to the exclusivity provisions and the exceptions thereto set forth in the Distribution Agreement. The Parties acknowledge that the O&G Segment includes the opportunity to sell Exclusive Products and Exclusive Services to customers otherwise within the O&G Segment (pursuant to one of the clauses of the preceding sentence) where fifty percent (50%) or less of the power generated by such Exclusive Products or Exclusive Services will be dispatched to the grid, but not where more than fifty percent (50%) of such power generated will be dispatched to the grid, such latter case being exclusively an opportunity of Supplier, in each case, subject to the exclusivity provisions and the exceptions thereto set forth in the Distribution Agreement.

“Party” shall mean Supplier and Purchaser individually, and “Parties” means Supplier and Purchaser collectively, and, in each case, the legal entities operating on their behalf and entering into POs hereunder, and further in each case their permitted successors and assigns.

“Person” shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“POs” shall mean purchase orders issued by Purchaser or any of its Affiliates to Supplier or any of its Affiliates for Exclusive Products or Exclusive Services during the Term.

“Purchaser” shall have the meaning set forth in the Preamble.

“Regardless of Cause or Action” shall mean (to the maximum extent permitted by applicable Law), regardless of: cause, fault, default, negligence in any form or degree, strict or absolute liability, breach of duty (statutory or otherwise) of any person, including in each of the foregoing cases of the indemnified person, unseaworthiness of any vessel, or any defect in any premises/vessel; for all of the above, whether pre-existing or not and whether the damages, liabilities, or claims of any kind result from contract, warranty, indemnity, tort/extra-contractual or strict liability, quasi contract, Law, or otherwise.

“Representatives” shall mean the applicable Party’s respective directors, officers, members, employees, representatives, agents, attorneys, consultants, contractors, accountants, financial advisors and other advisors.

“Services” shall mean (i) provision of commercially available parts and components, repairs, upgrades, conversions, modifications, technical advisory services and training, installation, commissioning, operations and maintenance and maintenance services and (ii) additional services and related ancillary and auxiliary equipment and BOP Equipment (where supplied by Supplier) in each case for similar purpose and intent at the same site; including for all of the above for the avoidance of doubt in connection with any contractual service agreements, long term supply agreements, supply agreements, maintenance management programs, operations and maintenance or similar services agreements; but excluding, in each case, for all purposes any GE Digital Offerings and GE Digital Services.

“Subsidiary” shall mean with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Supplier” shall have the meaning set forth in the Preamble.

“Supplier Sourcing Share” shall have the meaning set forth in Section 3.04(b).

“Supplier Terms” shall mean each applicable Supplier’s terms and conditions for the sale of Exclusive Products and the provision of Exclusive Services, and as attached as Appendix 8 (part 8-1 in respect of HDGT New Units and Controls Products and part 8-2 in respect to HDGT Services), with such amendments, modifications and supplements to each such applicable terms as Supplier may adopt from time to time, but solely to the extent such amendments, modifications and supplements are required by applicable Law and agreed by the Parties (which shall be incorporated in the existing Supplier Terms applicable to this Supply Agreement as agreed to in writing by the Parties).

“Supply Agreement” shall have the meaning set forth in the Preamble.

“Tax” shall mean any federal, state, provincial, local, foreign or other tax, import, duty or other governmental charge or assessment or escheat payments, or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax.

“Term” shall have the meaning set forth in Section 8.01.

“Termination Date” shall mean the date on which this Supply Agreement is terminated under Section 8.02.

“Trigger Date” shall have the meaning as set forth in the Amended and Restated Stockholders Agreement, dated as of November 13, 2018, between GE and BHGE (as amended, modified or supplemented from time to time).

Article II

Scope

Section 2.01 Scope. This Supply Agreement shall apply to all POs issued by Purchaser or any of its Affiliates to Supplier or any of its Affiliates for Exclusive Products or Exclusive Services on or following the Effective Date during the Term in compliance with the terms of this Supply Agreement.

Article III

MUTUALLY Exclusive SUPPLY of Exclusive Products
and Exclusive Services

Section 3.01 Commitment.

(a)  Exclusivity. Pursuant to Section 3.01(b) and Section 3.02, and subject in each case to Section 3.03, during the Term, effective as of the Effective Date, Supplier or any of its Affiliates acting on its behalf shall sell to Purchaser, and Purchaser or any of its Affiliates acting on its behalf shall purchase from Supplier, as Purchaser’s sole supplier, one hundred percent (100%) of Purchaser’s requirements of Exclusive Products and Exclusive Services in the O&G Segment.

(b)  Purchasing Commitment. Purchaser expressly covenants and agrees that, during the Term, Purchaser shall not obtain Exclusive Products or Exclusive Services from any source other than Supplier. Unless otherwise agreed to by the Parties, Purchaser will not, manufacture, purchase, sell or distribute Exclusive Products or Exclusive Services in conjunction with any original equipment manufacturers, and will exclusively source its requirements of such Exclusive Products or Exclusive Services from Supplier; provided, however, that the obligation contained in this Section 3.01(b) shall exclude (x) parts and components that Purchaser as of the date hereof makes independently or sources independently from third party suppliers as set forth on Appendix 6; and (y) for the avoidance of doubt, any types of Services that Purchaser as of the date hereof performs independently or subcontracts to third party suppliers.

Section 3.02 Supplying Commitment. At all times during the Term, Supplier agrees to (a) possess and maintain the necessary capacity, machinery, personnel and resources to sell to Purchaser or any of its Affiliates at least the volume of Exclusive Products and Exclusive Services set forth in all outstanding Accepted POs and (b) make reasonable efforts to possess and maintain the necessary capacity, machinery, personnel and resources to sell to Purchaser or any of its Affiliates the volume of Exclusive Products and Exclusive Services set forth in all outstanding Purchaser Forecasts, as defined below.

Section 3.03 Termination of Exclusive Purchasing Commitment. Without prejudice to any other rights or remedies to which Purchaser may be entitled under this Supply Agreement or applicable Law, including the right to seek damages, specific performance and/or injunctive relief, upon written notice to Supplier, Purchaser shall no longer be bound by Section 3.01(a) and Section 3.01(b) (i) if Supplier materially and repeatedly defaults on the performance of its obligations under (x) Section 3.01(a) or Section 3.02 or (y) the Distribution Agreement and, in each case, is not able to cure such default within sixty (60) days following written notice of such default from Purchaser or (ii) upon the occurrence of a Change in Control of GE Power; provided, that if Supplier disputes that the default has occurred, then senior management representatives of the Parties shall meet, no later than fifteen (15) days following delivery of written notice from one Party to the other Party requesting such meeting, to attempt to resolve such dispute. The Parties agree to use all reasonable efforts to fully resolve the dispute and to find a cure within the cure periods set forth above, and if not so resolved or cured, the termination shall become effective.

Section 3.04 Termination of Exclusive Supplying Commitment. Without prejudice to any other rights or remedies to which Supplier may be entitled under this Supply Agreement or applicable Law, including the right to seek damages, specific performance and injunctive relief, upon written notice to Purchaser, Supplier shall no longer be bound by Section 3.01(a) if:

(a)  Purchaser materially and repeatedly defaults on the performance of its obligations under (i) Section 3.01(a) and Section 3.01(b) or (ii) the Distribution Agreement and, in each case, is not able to cure such default within sixty (60) days following written notice of such default from Supplier; provided, that if Purchaser disputes that the default has occurred, then senior management representatives of the Parties shall meet, no later than fifteen (15) days following delivery of written notice from one Party to the other Party requesting such meeting, to attempt to resolve such dispute. The Parties agree to use all reasonable efforts to fully resolve the dispute and to find a cure within the cure periods set forth above, and if not so resolved or cured, such termination shall become effective;

(b)  Purchaser reduces in any given twenty-four (24)-month period the Supplier Sourcing Share with respect to any Exclusive Service Category (that it purchases pursuant to this Supply Agreement) by thirty percent (30%) as compared to the Supplier Sourcing Share with respect to such Exclusive Service Category purchased from Supplier in the most recently completed twenty-four (24) month period in respect of such Exclusive Service Category during the applicable Term, and Supplier (i) has available capacity to supply such Exclusive Service Category pursuant to the Supply Agreement and (ii) is not in material breach of this Supply Agreement (which such breach is incapable of being satisfied or cured by the Supplier within thirty (30) calendar days following receipt of written notice from the Purchaser of such breach); provided, that Supplier shall no longer be bound by Section 3.01(a) only with respect to such Exclusive Service Category. Upon reasonable request from Supplier, Purchaser shall provide to Supplier, in reasonable detail, the Supplier Sourcing Costs Share with respect to applicable time periods. For purposes of this Section 3.04(b), “Supplier Sourcing Share” means the amount of the sourcing costs incurred by Purchaser with respect to any Exclusive Service Category purchased by Purchaser from Supplier in any given period of time divided by the aggregate amount of the sourcing costs (including costs internally incurred by Purchaser) as measured by the aggregate sales volume for such Exclusive Service Category sold by Purchaser in the same measurement period; or

(c)  Upon the occurrence of a Change in Control of BHGE.

Article IV

Quantities and Purchase Orders

Section 4.01 Forecasts. Commencing on the first November following the Effective Date, and on each subsequent anniversary thereof, during the Term, Purchaser shall periodically provide Supplier with a rolling forecast setting forth its purchase requirements for the following calendar year for each Exclusive Product and Exclusive Product Service (each a “Purchaser Forecast”). Purchaser shall provide at least quarterly updates to a Purchaser Forecast in the event there are material changes in a Purchaser Forecast. In addition, Purchaser and Supplier agree to meet every quarter to discuss Purchaser’s forecasting and strategic plans so that the Parties can coordinate with respect to upcoming annual inventory needs.

Section 4.02 Orders. Purchaser shall deliver POs for the quantities of Exclusive Products or Exclusive Services Purchaser desires to purchase hereunder to standard lead time and cycle time targets (which targets the Parties shall agree to prior to the Effective Date), and shall be in effect for the following thirty-six (36) months of the Term in respect of the Exclusive Services and for twenty-four (24) months with respect to Exclusive Products. If the Parties are unable to agree to standard lead time and cycle time targets prior to the Effective Date, then such standard lead times and cycle time targets will be determined by mediation with a mutually agreed upon mediator, and such determination led by the mediator shall be final and binding for the Parties for any such lead times and cycle time targets agreed to by the Parties in such mediation). The PO shall represent a binding commitment by Purchaser to purchase and, upon written acknowledgement of the PO (each, an “Accepted PO”), a binding commitment by Supplier to supply such Exclusive Product or Exclusive Product Service. For the avoidance of doubt, Supplier has an obligation to accept and acknowledge all POs from Purchaser that comply with the terms of this Supply Agreement and the Supplier Terms, in each case without modification, following agreement by Supplier on technical specifications in respect of such PO. Notwithstanding anything contained in this Supply Agreement or any PO, unless otherwise expressly agreed upon by the Parties in writing, no modification of this Supply Agreement shall be effected by the use of any Accepted PO or other form containing any terms and/or conditions that are inconsistent with those of this Supply Agreement (other than modifications as agreed to in accordance with Section 4.03(h)). The Parties hereby acknowledge and agree that, unless otherwise expressly agreed upon by the Parties in writing, any such inconsistent terms and conditions (other than modifications as agreed to in accordance with Section 4.03(h)) shall be void and of no force or effect against the Parties and in the event of any conflict between the terms and conditions contained in this Supply Agreement and any terms and conditions contained in any Accepted PO or other form, the terms and conditions contained in this Supply Agreement and the applicable Supplier Terms shall govern. The Steering Committee (as defined in the Distribution Agreement) shall review every one year during the Term established lead times and cycle times for Exclusive Products and Exclusive Services and shall implement any agreed modifications.

Section 4.03 PO Contents. POs issued by Purchaser or any of its Affiliates pursuant to this Supply Agreement shall contain:

(a)  a PO number;

(b)  an Exclusive Product or Exclusive Services description or reference and scope of supply;

(c)  the requested delivery date or dates or delivery forecast and delivery terms if different from the terms set forth in the applied Supplier Terms;

(d)  the applicable prices as determined in accordance with Section 7.01 of this Supply Agreement or as otherwise agreed in writing between the Parties;

(e)  the quantities to be released for delivery;

(f)  any applicable technical requirements;

(g)  any clauses required by applicable Law;

(h)  any clauses requested by Purchaser, including to comply with its customer terms, that are different from the Supplier Terms, which will be highlighted in the PO in order to ensure that Supplier is aware of and can expressly agree to and comply with such clauses; provided that any such different clauses accepted by Supplier must be expressly identified in Supplier’s acknowledgement of the PO by clause or sub-clause number (as applicable); provided, further, that, in each case, Supplier is not required to agree to any such Purchaser requests; and

(i)  a statement on the face of the PO that reads as follows: “The parties agree that notwithstanding any reference to any other document, this purchase order shall be governed by that certain Supply Agreement entered into by General Electric Company, a New York corporation, on behalf of its GE Power business, and Baker Hughes, a GE company, LLC, a Delaware limited liability company on November 13, 2018”; provided that the terms of this Supply Agreement shall apply notwithstanding the absence of such statement on the face of any PO between the Parties during the Term of this Supply Agreement.

Section 4.04 Modifications and Scheduling POs.

(a)  All delivery dates, shipping instructions, quantities ordered and other like terms of an Accepted PO may be revised upon the issuance by Purchaser to Supplier of a change order in writing; provided that any and all changes set forth in such change orders must first be mutually agreed to by and between Purchaser and Supplier. If any such change results in an increase or decrease in the cost or time required for the performance of the work under the Accepted PO, there shall be a mutually agreed equitable adjustment of the Accepted PO price and the scheduled delivery date(s). Purchaser shall pay for all documented work that Supplier commenced for which Supplier has incurred costs under the Accepted PO prior to any quantities being decreased, provided that Supplier shall take commercially reasonable efforts to reduce such costs by re-using parts and components to the extent possible in its HDGT manufacturing business. Supplier shall not be obligated to proceed with any requested changed or extra work, or other terms, until the price of such change and its effect on the scheduled delivery date(s) have been agreed upon and effected by a change order.

(b)  Supplier agrees to provide a general schedule (with detail reasonably sufficient for the complexity of the scope of supply of the application to Purchaser to verify the progress in light of Supplier’s commitment) and confirmation of completion/shipment date(s) at the time a PO is placed and accepted; provided that none of these schedules or confirmations shall modify any applicable agreed delivery date(s) set forth in the relevant POs as accepted by Supplier. Subject to appropriate safeguards for the protection of Supplier’s proprietary information and upon reasonable advance request, Supplier also agrees to allow Purchaser’s staff regular access to its facilities to review the Accepted PO status and quality, and to provide a monthly report on schedule status. In the event that any portion of Exclusive Products or Exclusive Services falls behind agreed delivery schedule in respect of the applicable Accepted PO, Supplier shall (i) without prejudice to Purchaser’s rights under the Supplier Terms, provide periodic written reasonably detailed report on action items as needed with regard to the status of the Accepted PO completion and (ii) allow for on-site expediting by Purchaser or an agent appointed by them.

Section 4.05 Acceptance of POs. All POs, acceptances, change orders and other writings or electronic communications between the Parties, regardless of whether stated on the face of the PO or not, shall be governed by this Supply Agreement.

Section 4.06 Frame 5 Arrangements. From the Effective Date, Supplier shall (a) deliver Frame 5 heavy duty gas turbine nozzles (of the type supplied to Purchaser as of the date hereof from GE Hungary’s facility in Veresegyhaz, Hungary or such other facility of GE Power that can provide such nozzles) (the “Frame 5 Nozzles”) (including any of Purchaser’s finished goods inventory as of such delivery date) FCA GE Hungary’s facility in Veresegyhaz, Hungary or such other facility of GE Power that can provide such Frame 5 Nozzles (Incoterms 2010) that Purchaser may order and (b) Purchaser shall sell to Seller, on a non-exclusive, non-committed supply basis, on such other terms as set forth in that certain Amended and Restated Supply Agreement, dated as of November 13, 2018, between BHGE and GE (whereby BHGE supplies GE with certain Seller Goods (as defined therein)) certain (x) equipment, parts and components and (y) equipment, parts and components for upgrades, in each case, for Frame 5 heavy duty gas turbine models at the applicable prices set forth on Appendix 11.

Article V

Terms & Conditions of Purchase

Section 5.01 Terms & Conditions of Purchase.

(a)  Purchases made by Purchaser of Exclusive Products or Exclusive Services shall be subject to the following:

(i)  the terms of this Supply Agreement;

(ii)  the applicable Supplier Terms; and

(iii)  any additional terms contained in POs issued hereunder (including, on a PO by PO basis, any modifications to the Supplier Terms that the Parties may, from time to time, agree to in writing following negotiations as may be required to meet the specification and contractual requirements of Purchaser or Purchaser’s end customer).

(b)  In the event of a conflict in the construction of a PO, the following order of precedence will prevail:

(i)  the terms of this Supply Agreement, excluding the applicable Supplier Terms;

(ii)  the applicable Supplier Terms subject to any modifications pursuant to any Accepted PO agreed in accordance with Section 4.03(h);

(iii)  subject to the limitations set forth in Section 5.02, Supplier’s software license for the license of Supplier’s software;

(iv)  subject to the limitations set forth in Section 4.02, the terms of any Accepted POs issued hereunder; and

(v)  drawings, specifications and related documents specifically incorporated by reference herein or in any PO.

Section 5.02 Certain Intellectual Property. Any terms and conditions relating to intellectual property rights set forth in (a) this Supply Agreement, (b) any Accepted POs issued hereunder or (c) the Supplier Terms that are inconsistent with the terms and conditions contained in the Distribution Agreement, shall be subordinate to the terms of the latter.

Article VI

Allocation of Liability

Section 6.01 Limitation of Liability. Notwithstanding anything to the contrary contained in this Supply Agreement or the applicable Supplier Terms, the Parties hereby agree that neither Purchaser nor Supplier shall be liable to the other for any loss of profit or revenues, loss of use of equipment or systems, interruption of business, cost of replacement power, cost of capital, downtime costs, increased operating cost, or any consequential, indirect, incidental, special or punitive damages Regardless of Cause or Action or claims of Purchaser or Purchaser’s customers or Supplier or Supplier’s other customers for the foregoing types of damages.

Article VII

Pricing, Payment Terms and Invoicing

Section 7.01 Pricing and Payment Terms. Pricing for Exclusive Products and Exclusive Services shall be based on the methodology set forth on Appendix 1, Appendix 2, Appendix 3, Appendix 4 and Appendix 5. Charges in addition to those determined by the applicable pricing methodology shall be agreed to in writing by Purchaser and Supplier. The Steering Committee (as defined in the Distribution Agreement) shall periodically review pricing for Exclusive Products and Exclusive Services and shall consider any modifications necessitated by engineering and fleet costs, changes in product configuration or product specifications.

Section 7.02 Taxes.

(a)  Pricing for Exclusive Products and Exclusive Services is exclusive of, and Purchaser shall bear and timely pay, any and all sales, use, value-added, transfer and other similar Taxes (and any related interest and penalties) imposed on, or payable with respect to, any Exclusive Products or Exclusive Services purchased by Purchaser pursuant to this Supply Agreement; provided that (i) to the extent such Taxes are required to be collected and remitted by Supplier, Purchaser shall pay such Taxes to such Supplier upon receipt of an invoice from such Supplier (if applicable, accompanied by documentation related to a claim made by a tax authority) and (ii) for the avoidance of doubt, such pricing shall be inclusive of, and Supplier shall bear, any income and similar Taxes imposed on or payable by Supplier. Supplier will cooperate with Purchaser with respect to any reasonable request to modify the process for the issuance of an invoice to allow Purchaser to reclaim taxes from the appropriate Tax authority.

(b)  Cooperation The Parties will take reasonable steps to cooperate to minimize the imposition of, and the amount of, Taxes described in this Section 7.02.

Article VIII

Term and Termination

Section 8.01 Term. The term of this Supply Agreement (a) with respect to the supply and purchase of HDGT New Units, shall commence on the Effective Date and, unless earlier terminated pursuant to Section 8.02, shall continue for a period of sixty (60) months (the “HDGT New Units Initial Term”), (b) (i) with respect to the provision of HDGT Services, Controls Products and Frame 5 Parts and Components, shall commence on the Effective Date and, unless earlier terminated pursuant to Section 8.02, shall continue for a period that is the later of (x) the twenty (20) year anniversary of this Supply Agreement or (y) the operating service life of the HDGT in respect of which each HDGT Service, Controls Product or Frame 5 Part and Component relates (collectively, “Exclusive Services Initial Term”) and (c) with respect to the provision of HDGT Engineering Services, shall commence on the Effective Date and, unless earlier terminated pursuant to Section 8.02, shall continue for a period of five (5) years (the “Engineering Services Original Term”). Following the Engineering Services Original Term, this Supply Agreement shall automatically renew solely with respect to the supply of HDGT Engineering Services for an additional term of five (5) years (together with the Engineering Services Original Term, the “Engineering Services Initial Term”). Six (6) months prior to the expiration of each of the HDGT Units Initial Term, the Exclusive Services Initial Term and the Engineering Services Initial Term, the Parties shall commence good faith discussions for a written extension of such term taking into consideration all prior supply and sourcing arrangements between the Parties. The HDGT Units Initial Term, the Exclusive Services Initial Term, the Engineering Services Initial Term, as applicable, plus any renewal term(s) are herein referred to as the “Term”. Upon the Termination Date, the terms of this Supply Agreement shall continue to govern all Accepted POs governed by this Supply Agreement that are entered into between the Parties prior to the Termination Date.

Section 8.02 Termination Events.

(a)  Mutual Agreement. This Supply Agreement may be terminated upon the mutual written agreement of the Parties.

(b)  Bankruptcy, Insolvency. Either Party may terminate this Supply Agreement immediately by written notice to the other Party upon the occurrence of any of the following events: (i) the other Party is or becomes insolvent or unable to pay its debts as they become due within the meaning of the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; (ii) the other Party appoints or has appointed a receiver for all or substantially all of its assets, or makes an assignment for the benefit of its creditors; (iii) the other Party files a voluntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (iv) the other Party has filed against it an involuntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute, and such petition is not dismissed within ninety (90) days.

(c)  Termination for Material Breach.

(i)  In the event of a material breach by a Party of its other obligations hereunder (a “Material Breach”), the other Party (the “Non-breaching Party”) shall provide written notice to the first Party (the “Breaching Party”) as soon as reasonably practicable after the Non-breaching Party becomes aware of the occurrence of such Material Breach, which notice shall contain a description of such Material Breach in reasonable detail (a “Notice of Material Breach”). The failure or delay of the Non-breaching Party in delivery of a Notice of Material Breach shall not be deemed a waiver of any rights of the Non-breaching Party unless and to the extent such failure or delay materially and adversely affects the Breaching Party’s ability to cure such Material Breach. For the avoidance of doubt, any breach of the exclusivity provisions under Section 3.03 or Section 3.04 shall constitute a Material Breach for purposes of this Section 8.02(c) and shall be addressed solely as set forth in Section 3.03 or Section 3.04, as applicable.

(ii)  The Breaching Party shall have the automatic right during forty five (45) day period in respect of a Material Breach following receipt of a Notice of Material Breach to cure such material breach (the “Initial Cure Period”). Any efforts by the Breaching Party to cure shall not be deemed an admission that the Breaching Party has committed a Material Breach. If the Breaching Party has promptly and diligently taken reasonable steps to cure but such cure has not been completed within the Initial Cure Period, then the period to cure shall be extended for a commercially reasonable time not to exceed thirty (30) days in respect of a Material Breach to enable such cure to be completed (the “Extended Cure Period”), provided that, the cure period shall not be extended if, notwithstanding all reasonable efforts, such cure could not be affected within the Extended Cure Period.

(iii)  If the Breaching Party disputes that a Material Breach has occurred, or if a cure is not possible within the Initial Cure Period (or, if applicable, the Extended Cure Period), then senior management representatives of the Parties shall meet, no later than fifteen (15) days following delivery of written notice from one Party to the other Party requesting such meeting, to attempt to resolve such dispute. The Parties agree to use all reasonable efforts to fully resolve the dispute and to find a cure within the Initial Cure Period (or, if applicable, the Extended Cure Period). The Parties may extend the duration of such dispute resolution proceedings for such period of time as may be mutually agreed in writing. If the Parties have not resolved such dispute by the end of thirty (30) days following the written notice requesting a dispute resolution meeting of senior management, then the Non-breaching Party may terminate the Supply Agreement by delivering written notice to such effect to the Breaching Party (the “Notice of Termination”). Termination shall be without prejudice to any rights or remedies to which Supplier or Purchaser may be entitled under this Supply Agreement or applicable Law, including the right to seek damages, specific performance and/or injunctive relief.

(d)  Breaches of Accepted POs. For the avoidance of doubt, the breach of an individual Accepted PO shall not constitute a breach of this Supply Agreement; provided, however, Supplier may terminate this Supply Agreement upon notice to Purchaser: (i) for material and repeated breaches of Accepted POs (other than payment obligations under such Accepted PO) by Purchaser that Purchaser has not cured within one hundred eighty (180) days following written notice of default from Supplier, or (ii) defaults by Purchaser of its payment obligations under any Accepted POs, for outstanding undisputed amounts, from time to time, individually or in the aggregate, in excess of (A) $20 million for Exclusive Products and (B) $10 million for Exclusive Services, excluding agreed rejected materials or settled delivery issues.

(e)  Termination of the Distribution Agreement. For the avoidance of doubt, this Supply Agreement shall not terminate (i) upon a termination of the Exclusive Products Appointment or the Exclusive Services Appointment (each as defined in the Distribution Agreement) or (ii) the termination of Supplier’s or Purchaser’s obligations under Section 3.01(a) or Section 3.01(b), respectively.

Section 8.03 Effect of Termination.

(a)  Subject to Section 8.03(b), the expiration or earlier termination of this Supply Agreement shall not relieve any Party of any of its rights or liabilities arising prior to or upon such expiration or earlier termination, including under any pending Accepted POs executed between the Parties.

(b)  Upon expiration or termination of this Supply Agreement, Purchaser’s use of the name and trademarks of GE and/or its Affiliates, including the words “General Electric” or “GE” with respect to Exclusive Products and in connection with the provision of Exclusive Services shall be governed by the Amended and Restated Trademark License.

(c)  The acceptance of any PO from, or the sale or provision of any Exclusive Products or Exclusive Services to Purchaser, after the expiration or termination of this Supply Agreement shall not be construed as a renewal or extension hereof, nor as a waiver of termination, but in the absence of a written agreement signed by one of the authorized representatives of Supplier herein, all such transactions shall be governed by provisions identical to the provisions of this Supply Agreement.

(d)  Upon a termination of the Supply Agreement pursuant to Section 8.02(d), the Parties will use reasonable efforts to enter into a new supply agreement for Exclusive Products and Exclusive Services on terms that reflect pricing, standard terms, lead times and product scope consistent with the supply relationship of the Parties prior to the Effective Date.

Article IX

GENERAL PROVISIONS

Section 9.01 Authority. Each Party represents that it has full power and authority to enter into and perform this Supply Agreement. Each Party represents that those persons signing this Supply Agreement on behalf of such Party are duly authorized Representatives of such Party and properly empowered to execute this Supply Agreement.

Section 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective Parties, delivery by facsimile transmission (providing confirmation of transmission) to the respective Parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective Parties. Any notice sent by facsimile transmission or electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address, facsimile number or email address for a Party as shall be specified in a notice given in accordance with this Section 9.02.

(a)	If to Supplier:

General Electric Company
33-41 Farnsworth Street
Boston, Massachusetts 02210

Attention:	James M. Waterbury
Telephone:	(617) 443-3030
Facsimile:	(203) 286-2181
Email:	jim.waterbury@ge.com

(b)	If to Purchaser:

Baker Hughes, a GE company, LLC
17021 Aldine Westfield Road
Houston, Texas 77073

Attention:	William D. Marsh
Telephone:	(713) 879-1257
Facsimile:	(713) 439-8472
Email:	will.marsh@bhge.com

Section 9.03 Entire Agreement, Waiver and Modification. This Supply Agreement, the applicable Supplier Terms and any Accepted POs issued hereunder are the complete and exclusive statement of the agreement between the Parties relating to the subject matter hereof. No modification, termination or waiver of any provision hereof shall be binding upon a Party unless made in writing and executed by an authorized Representative of such Party.

Section 9.04 No Third-Party Beneficiaries. This Supply Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Supply Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Supplier or Purchaser, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Supply Agreement.

Section 9.05 Compliance with Laws and Regulations. Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Supply Agreement. No Party will take any action in violation of any such applicable Law that would reasonably be likely to result in liability being imposed on the other Party. Each Party will comply with its own business code of conduct.

Section 9.06 2017 Supply Agreement. Effective as of the Effective Date, no Exclusive Product or Exclusive Service offered pursuant to this Supply Agreement shall be available for supply or purchase (as applicable) under the Amended and Restated Supply Agreement, dated as of November 13, 2018, between GE and BHGE.

Section 9.07 Governing Law; Dispute Resolution.

(a)  This Supply Agreement and any disputes (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

(b)  The parties exclude application of the United Nations Convention on Contracts for the International Sale of Goods.

(c)  Any dispute arising out of or in connection with this Supply Agreement or any POs issued under it between Purchaser and Supplier should be resolved as rapidly as reasonably possible pursuant to good faith discussion between the respective project or transaction level employees. If a dispute cannot be resolved between the project or transaction level employees within four (4) weeks of the dispute arising, the project or transaction level employees should submit the dispute to senior leadership of their respective businesses for resolution. If the dispute is nonetheless unresolved, the dispute resolutions procedures in (d) below shall apply.

(d)  Any dispute arising out of or in connection with this Supply Agreement or an individual Accepted PO that cannot be settled by the negotiation procedure set forth in Section 9.07(c) shall be resolved in accordance with the dispute resolution provision in Supplier Terms.

(e)  In the event of a breach of the covenants contained in Section 3.01(a) and Section 3.01(b), in addition to any other right or remedy afforded to the non-breaching Party under this Supply Agreement or under any applicable Law, (i) Supplier and Purchaser acknowledge and agree that it would be extremely difficult to accurately determine the amount of damages suffered by the non-breaching Party as a result of such breach and (ii) the Parties further agree that money damages may not be a sufficient remedy for any breach of the foregoing covenant, and that the non-breaching Party also shall be entitled to seek specific performance, injunctive relief or other equitable relief as a remedy for any such breach without the necessity of posting a bond or other security, except as may be expressly mandated under any applicable Law. Each of the foregoing remedies shall be in addition to and not in lieu of or at the exclusion of any and all other remedies available to the non-breaching Party under this Supply Agreement or at law or equity.

Section 9.08 Force Majeure. Neither Party shall be liable or considered in breach of its obligations under this Supply Agreement to the extent that such Party’s performance is delayed or prevented, directly or indirectly, by any cause objectively beyond its reasonable control or reasonable planning, or by armed conflict, acts or threats of terrorism, epidemics, strikes, or acts or omissions of any governmental authority. If a force majeure event of the nature described above occurs, the schedule for such Party’s performance shall be extended by the amount of time lost by reason of the event plus such additional time as may be needed to promptly overcome the effect of the event.

Section 9.09 Confidentiality. In addition, and not in contravention, to the confidentiality provisions set forth in the Supplier Terms, the Parties agree as follows:

(a)  In connection with this Supply Agreement, Supplier and Purchaser (as to information disclosed, the “Disclosing Party”) may each provide the other Party (as to information received, the “Receiving Party”) with Confidential Information. “Confidential Information” means (a) all pricing for Exclusive Products or Exclusive Services, (b) all information that is designated in writing as “confidential” or “proprietary” by the Disclosing Party at the time of written disclosure, and (c) all information that is orally designated as “confidential” or “proprietary” by the Disclosing Party at the time of oral disclosure and is confirmed to be “confidential” or “proprietary” in writing within 10 days after oral disclosure. The obligations of this Section 9.09(a) shall not apply as to any portion of the Confidential Information that: (i) is or becomes generally available to the public other than from disclosure by the Receiving Party, its Representatives or its Affiliates; (ii) is or becomes available to the Receiving Party or its Representatives or its Affiliates on a non-confidential basis from a source other than the Disclosing Party when the source is not, to the best of the Receiving Party’s knowledge, subject to a confidentiality obligation to the Disclosing Party with respect to such information; (iii) is independently developed by Receiving Party, its Representatives or its Affiliates, without reference to the Confidential Information as evidenced by written documents; or (iv) is approved for disclosure in writing by the Disclosing Party.

(b)  The Receiving Party agrees, (i) to use the Confidential Information only in connection with this Supply Agreement and permitted use(s) and in connection with Exclusive Products and Exclusive Services, (ii) to take reasonable measures to prevent disclosure of the Confidential Information, except to its Representatives who have a need to know such information for such Party to perform its obligations under this Supply Agreement or in connection with the permitted use(s), including resale of HDGT New Units and HDGT Services to Purchaser’s customers and (iii) not to disclose the Confidential Information to a competitor of the Disclosing Party. The Receiving Party further agrees to obtain a commitment from any recipient of Confidential Information to comply with the terms comparable to this Section 9.09(b) before disclosing the Confidential Information.

(c)  If the Receiving Party or any of its Affiliates or Representatives is required by Law, legal process or a Governmental Entity to disclose any Confidential Information, that Party agrees to provide the Disclosing Party with prompt written notice to permit the Disclosing Party to seek an appropriate protective order or agency decision or to waive compliance by the Receiving Party with the provisions of this Section 9.09. If, absent the entry of a protective order or other similar remedy, the Receiving Party is based on the advice of its counsel legally compelled to disclose such Confidential Information, such Party may furnish only that portion of the Confidential Information that has been legally compelled to be disclosed, and shall exercise its reasonable efforts in good faith to obtain confidential treatment for any Confidential Information so disclosed.

(d)  Upon written request of the Disclosing Party, the Receiving Party shall promptly at its option either: (i) return all Confidential Information disclosed to it or (ii) destroy (with such destruction certified in writing by the Disclosing Party) all Confidential Information, without retaining any copy thereof, except to the extent retention is necessary for the limited purpose to enable permitted use(s) and maintenance of Exclusive Products and Exclusive Services. No such termination of this Supply Agreement or return or destruction of any Confidential Information will affect the confidentiality obligations of the Receiving Party all of which will continue in effect as provided in this Supply Agreement.

(e)  No Party shall make any press release or similar public announcement with respect to this Supply Agreement or any of the matters referred to herein.

Section 9.10 Counterparts; Electronic Transmission of Signatures. This Supply Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 9.11 Survival. The provisions of Article V, Article VI, Article VII, Article VIII and Article IX of this Supply Agreement shall survive its termination.

Section 9.12 Assignment. Neither Purchaser nor Supplier shall be entitled to assign this Supply Agreement or any PO that incorporates this Supply Agreement to a third party non-Affiliate without the prior written consent of the other Party. Any assignee of Supplier or Purchaser shall be bound by the terms and conditions of this Supply Agreement.

Section 9.13 Rules of Construction. Interpretation of this Supply Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Appendix are references to the Articles, Sections, paragraphs and Appendices of this Supply Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Supply Agreement, including the Appendices and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Supply Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic mail form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Supply Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Supply Agreement; (j) Supplier and Purchaser have each participated in the negotiation and drafting of this Supply Agreement and all appendices and if an ambiguity or question of interpretation should arise, this Supply Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in any of this Supply Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Supply Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 9.14 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of Supplier or Purchaser shall have any liability for any obligations or liabilities of such Party under this Supply Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 9.15 Audit. Supplier shall maintain a complete and correct set of records pertaining to expenses and other reimbursable costs that have been invoiced to Purchaser pursuant to the provision of Exclusive Products or Exclusive Services under this Supply Agreement and compliance with Law (if Exclusive Products or Exclusive Services being procured are in support of a United States government end customer or an end customer funded in whole or in part by the United States government) applicable to Supplier’s performance under this Supply Agreement (the “Records”). During the Term of this Supply Agreement and for 12-months from such expiration or termination, upon reasonable prior notice and during normal business hours, at Purchaser’s election and expense, to conduct one reasonable audit of the Records of Supplier through an audit conducted by an independent third party auditor. Supplier shall take all reasonable measures to ensure the safety of any auditor who is present on its premises.

Section 9.16 Export Law Compliance. Each Party shall be responsible for their compliance with applicable United States (or other jurisdictions as applicable) export laws, rules and regulations as related to their performance under this Supply Agreement.

Section 9.17 Severability. The invalidity or unenforceability of any term or provision of this Supply Agreement shall not affect the validity or enforceability of the remaining terms and provisions hereof and each provision of this Supply Agreement shall be valid and enforceable to the fullest extent permitted by Law.

Section 9.18 Subcontractor Flow Downs for United States Government Commercial Items Contracts. If Exclusive Products or Exclusive Services being procured by Purchaser are in support of a United States government end customer or an end customer funded in whole or part by the United States government, directly or through a prime contractor, Purchaser shall expressly identify such use of any Exclusive Product or Exclusive Product Service in the PO and as necessary will agree to include compliance as necessary with the terms and conditions applicable to services procured for the United States government located at the following link: http://www.gesupplier.com/html/GEPolicies.htm.

Section 9.19 Independent Contractors. The relationship of Supplier and Purchaser established by this Supply Agreement is that of independent contractors.

IN WITNESS WHEREOF, the Parties have caused this Supply Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By:	/s/ James M. Waterbury
	Name:	James M. Waterbury
	Title:	Vice President

BAKER HUGHES, A GE COMPANY, LLC

By:	/s/ Lee Whitley
	Name:	Lee Whitley
	Title:	Corporate Secretary

Appendix 7-1

Project Panda
Exclusive Distributor Agreement (Exclusive Products)
Term Sheet

The following summarizes the principal terms of an Exclusive Distributor Agreement (the “Distribution Agreement”), proposed to be entered into among General Electric Company, a New York corporation, acting through its GE Power business unit (“GE Power”), and legal entities operating on its behalf, and Baker Hughes, a GE company, LLC, a Delaware limited liability company, on behalf of itself and its Affiliates (“BHGE”), pursuant to which GE Power will appoint BHGE, acting through its Affiliates to be its exclusive distributor of the Exclusive Products (as defined below) within the O&G Segment. GE Power shall sell to BHGE, and BHGE shall purchase from GE Power, as BHGE’s sole supplier, 100% of BHGE’s requirements of Exclusive Products pursuant to that certain HDGT Supply Agreement, dated as of November 13, 2018, between GE Power and BHGE (the “Supply Agreement”).

Exclusivity

For the duration of the Term of the Distribution Agreement, in compliance with applicable Law, GE Power will appoint BHGE to be its exclusive distributor (exclusive also vis-à-vis GE Power) for the Exclusive Products within the O&G Segment (and BHGE may not provide, directly or indirectly, the Exclusive Products outside of the O&G Segment). In each case, such distribution exclusivity will require the same commitment as the supply and purchase exclusivity set forth in Section 3.01(a) and Section 3.02 of the Supply Agreement.

The above exclusivity is subject to the following exceptions, where GE Power will have exclusivity (vis-à-vis BHGE):

•     Opportunities to sell non-mechanical drive F (excluding 6F.01) HDGTs and HA HDGTs to customers within the O&G Segment including natural gas-based fertilizer customers;

•     Opportunities to sell HDGTs to customers within the O&G Segment where more than 50% of the power generated by such Exclusive Products will be dispatched to the grid; and

•     Opportunities to sell HDGTs to independent power producers (“IPPs”) end users within the O&G Segment that sell power to such IPPs’ end user, unless such end user specifies an American Petroleum Institute configuration.

In addition:

•  BHGE shall have a non-exclusive right to purchase GE Power’s BOP Equipment in respect of Exclusive Products under the terms of the Supply Agreement.

•  GE Power shall have the right to communicate with customers within the O&G Segment that purchase gas turbines with a maximum rating of less than 20MW for plants at or below 25MW total plant size (“Low MW HDGTs”) from BHGE

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for the purpose of providing products and services other than heavy duty gas turbines;

For the avoidance of doubt, (a) sales within the O&G Segment of Low MW HDGTs are exclusive to BHGE and (b) sales outside of the O&G Segment of Low MW HDGTs shall be non-exclusive to either Party.

•  BHGE shall be prohibited from manufacturing, purchasing or distributing HDGT spare parts in conjunction with any original equipment manufacturers within the O&G Segment, and will exclusively source such HDGT spare parts from GE Power; provided, however, that this obligation shall exclude parts and components that BHGE currently manufactures or sources independently from third party suppliers as set forth on an appendix to the Supply Agreement; and any types of Services that Purchaser as of the date hereof performs independently or subcontracts to third party suppliers.

•  The Parties acknowledge that the O&G Segment includes the opportunity to sell Exclusive Products to customers otherwise within the O&G Segment where fifty percent (50%) or less of the power generated by such Exclusive Products will be dispatched to the grid, but not where more than fifty percent (50%) of such power generated will be dispatched to the grid, such latter case being exclusively an opportunity of Supplier, in each case, subject to the exclusivity provisions and the exceptions thereto set forth in the Distribution Agreement.

BHGE will provide GE Power a customary right of first refusal to participate on any BHGE NPI development of heavy duty gas turbines.

Steering Committee

The parties shall establish no later than thirty (30) days following the date of the Distribution Agreement a governance council (a “Steering Committee”) that will oversee all aspects of the relationships contemplated by the Distribution Agreement. Each Party shall designate four (4) (or such other number as the parties mutually agree) persons to serve as members of such Steering Committee, which such persons shall be the respective Marketing or Sales Executives and Product Leadership Executives (collectively, the “Senior Sales Leaders”) of GE Power and BHGE, respectively.

From time to time, as required, at mutually agreed locations or telephonically, but no less than quarterly, the Steering Committee shall meet to review, among other things:

•  the prices of the Exclusive Products as provided in the Supply Agreement;

•  standard lead times and cycle time targets as provided in the Supply Agreement;

•  developments of HDGT New Units and Control Products, in each case, that are natural extensions or derivatives of such (“Derivatives”); and if BHGE elects to include such Derivatives in the Exclusive Products, the Steering Committee shall

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discuss in good faith any adjustment to the pricing for the supply of such Derivatives;

•  potential adoption by BHGE of a control product that is a technological upgrade that contemplates more than a de minimis new product introduction investment from Supplier or its affiliates (e.g., a Mark VII) and its exclusive use in BHGE’s installed base, in each case subject to agreement on the scope of such exclusivity and pricing for such adoption, supply and exclusivity; and

•  any disputes between the parties.

The review, approval or disapproval of all decisions by the Steering Committee shall be made by unanimous consent of the members of the Steering Committee.

The Steering Committee shall have the power to mediate disputes between or among the Senior Sales Leaders of GE Power and BHGE. In the event the Steering Committee does not reach agreement with respect to any dispute that requires a resolution, the Steering Committee may be enlarged to include additional members, which such persons shall be the P&L VP, CFO, General Manager or Vice President of GE Power and BHGE, respectively, in order to reach such resolution.

Term	The term of the Distribution Agreement shall commence on the Trigger Date (as defined in the Amended and Restated Stockholders Agreement) and, unless earlier terminated, shall continue for a period of five years (the “Term”). Six months prior to the expiration of the Term, the parties shall commence good faith discussion regarding an extension of the Distribution Agreement in line with all prior supply and sourcing arrangements between the parties.
Business Associates	GE Power will not be restricted from entering into new agreements with business associates (“BAs”) outside of the O&G Segment and maintaining its BA arrangements within the O&G Segment (i) as described in the Channel Agreement (Schedule A) and (ii) as existed on July 3, 2017.
Termination	The exclusivity arrangements under this Distribution Agreement may be terminated pursuant to Section 3.03, Section 3.04 or Article VIII, as applicable, of the Supply Agreement.
Engineering

Technical and commercial support in ITO and pre-ITO (pre-RFP) will be provided free of charge through GE Power’s sales organization (for the avoidance of doubt, such services are the services 1 to 7 per the attached APPENDIX 3 entitled “HDGT Engineering Services Guidelines”).

Specific engineering studies will be charged on a cost plus basis, with margin at 10%.

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BHGE will be granted access to GE Power’s engineering resources for the purpose of addressing customer field issues, on a cost plus basis (margin at 10%). Per the attached appendix entitled “Engineering Services Guidelines Attachment”, engineering services will be provided on a cost-plus basis (margin at 10%).
Intellectual Property	Any intellectual property in respect of Exclusive Products shall be governed by the Amended and Restated Intellectual Property Cross License, dated as of November 13, 2018, between GE and BHGE.
Definitions	Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Supply Agreement.
Other Terms	All other terms and conditions necessary for a final Distribution Agreement and related agreements (e.g., Termination, Applicable Law, Dispute Resolution, Construction, etc.) shall be as per the Supply Agreement.

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Appendix 7-2

Project Panda
Exclusive Distributor Agreement (Exclusive Services)
Term Sheet

The following summarizes the principal terms of an Exclusive Distributor Agreement (the “Distribution Agreement”), proposed to be entered into among General Electric Company, a New York corporation (“GE”), acting through its GE Power business unit (“GE Power”), and legal entities operating on its behalf, and Baker Hughes, a GE company, LLC, a Delaware limited liability company, on behalf of itself and its Affiliates (“BHGE”), pursuant to which GE Power will appoint BHGE, acting through its Affiliates to be its exclusive distributor of the Exclusive Services (as defined below) within the O&G Segment. GE Power shall sell to BHGE, and BHGE shall purchase from GE Power, as BHGE’s sole supplier, 100% of BHGE’s requirements of Exclusive Services pursuant to that certain HDGT Supply Agreement, dated as of November 13, 2018, between GE Power and BHGE (the “Supply Agreement”).

Exclusivity

For the duration of the Term of the Distribution Agreement, in compliance with applicable Law, GE Power will appoint BHGE to be its exclusive distributor (exclusive also vis-à-vis GE Power) for the Exclusive Services within the O&G Segment. In each case, such distribution exclusivity will require the same commitment as the supply and purchase exclusivity set forth in Section 3.01(a) and Section 3.02 of the Supply Agreement.

The above exclusivity is subject to the following exceptions, where GE Power will have exclusivity (vis-à-vis BHGE):

1.       Opportunities to provide products and services for F and HA HDGTs and corresponding balance of plant (i.e., Power Island equipment) (other than 6F.01 HDGTs and any F and HA HDGTs with a mechanical drive) within the O&G Segment;

2.       Opportunities to provide products and services within the O&G Segment for gas turbine-based power generation plant equipment and other original equipment manufacturer Power Island equipment where more than 50% of the power generated will be dispatched to the grid;

3.       Opportunities to provide products and services to independent power producers (“IPPs”) that sell power to such IPPs’ end users within the O&G Segment, unless such end user within the O&G Segment specifies an American Petroleum Institute configuration; and

4.       Opportunities to provide products and services to certain heavy duty gas turbines in GE Power’s installed base within the O&G Segment as listed on Appendix 9-1 to the Supply Agreement.

In addition:

•  BHGE may not provide, directly or indirectly, Exclusive Services outside of the

1

O&G Segment except to the extent BHGE is providing such Exclusive Services to certain heavy duty gas turbines in BHGE’s installed base as listed on Appendix 9-2 to the Supply Agreement.

•  GE Power shall have the right to communicate with customers within the O&G Segment that purchase gas turbines with a maximum rating of less than 20MW for plants at or below 25MW total plant size (“Low MW HDGTs”) from BHGE for the purpose of providing products and services other than heavy duty gas turbines;

For the avoidance of doubt, (a) sales within the O&G Segment of Low MW HDGTs are exclusive to BHGE and (b) sales outside of the O&G Segment of Low MW HDGTs shall be non-exclusive to either Party.

•  BHGE shall be prohibited from manufacturing, purchasing or distributing Exclusive Services in conjunction with any original equipment manufacturers within the O&G Segment, and will exclusively source such Exclusive Services from GE Power; provided, however, that this obligation shall exclude parts and components that BHGE currently manufactures or sources independently from third party suppliers as set forth on an appendix to the Supply Agreement; and any types of Services that Purchaser as of the date hereof performs independently or subcontracts to third party suppliers.

•  The Parties acknowledge that the O&G Segment includes the opportunity to sell Exclusive Services to customers otherwise within the O&G Segment where fifty percent (50%) or less of the power generated by such Exclusive Services will be dispatched to the grid, but not where more than fifty percent (50%) of such power generated will be dispatched to the grid, such latter case being exclusively an opportunity of Supplier, in each case, subject to the exclusivity provisions and the exceptions thereto set forth in the Distribution Agreement.

BHGE will provide GE Power a customary right of first refusal to participate on any BHGE new product introduction (“NPI”) development of heavy duty gas turbines.

Steering Committee

The parties shall establish no later than thirty (30) days following the date of the Distribution Agreement a governance council (a “Steering Committee”) that will oversee all aspects of the relationships contemplated by the Distribution Agreement. Each Party shall designate four (4) (or such other number as the parties mutually agree) persons to serve as members of such Steering Committee, which such persons shall be the respective Marketing or Sales Executives and Product Leadership Executives (collectively, the “Senior Sales Leaders”) of GE Power and BHGE, respectively.

From time to time, as required, at mutually agreed locations or telephonically, but no less than quarterly, the Steering Committee shall meet to review, among other

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things:

• the prices of the Exclusive Services as provided in the Supply Agreement;

• standard lead times and cycle time targets as provided in the Supply Agreement; and

• any disputes between the parties.

The review, approval or disapproval of all decisions by the Steering Committee shall be made by unanimous consent of the members of the Steering Committee.

The Steering Committee shall have the power to mediate disputes between or among the Senior Sales Leaders of GE Power and BHGE. In the event the Steering Committee does not reach agreement with respect to any dispute that requires a resolution, the Steering Committee may be enlarged to include additional members, which such persons shall be the P&L VP, CFO, General Manager or Vice President of GE Power and BHGE, respectively, in order to reach such resolution.

Term	The term of the Distribution Agreement shall commence on the Trigger Date (as defined in the Amended and Restated Stockholders Agreement) and, unless earlier terminated, shall continue for the later of (x) the twenty (20) year anniversary of the Distribution Agreement or (y) the operating service life of the HDGT in respect of which each Service relates (the “Term”). Six months prior to the expiration of the Term, the parties shall commence good faith discussion regarding an extension of the Distribution Agreement in line with all prior supply and sourcing arrangements between the parties.
Business Associates	GE Power will not be restricted from entering into new agreements with business associates (“BAs”) outside of the O&G Segment and maintaining its BA arrangements within the O&G Segment (i) as described in the Channel Agreement (Schedule A) and (ii) as existed on July 3, 2017.
Termination	The exclusivity arrangements under this Distribution Agreement may be terminated pursuant to Section 3.03, Section 3.04 or Article VIII, as applicable, of the Supply Agreement.
Engineering

Technical and commercial support in ITO and pre-ITO (pre-RFP) will be provided free of charge through GE Power’s sales organization.

Specific engineering studies will be charged on a cost plus basis (margin at 10%).

BHGE will be granted access to GE Power’s engineering resources for the purpose of addressing customer field issues, on a cost plus basis (margin at 10%). Per the

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attached appendix entitled “Engineering Services Guidelines Attachment”, engineering services will be provided on a cost-plus basis (margin at 10%).
Intellectual Property	Any intellectual property in respect of Exclusive Services shall be governed by the Amended and Restated Intellectual Property Cross License, dated as of November 13, 2018, between GE and BHGE.
Frame 3/Frame 5 License

Further, GE Power and BHGE shall enter into an amendment (“Amendment”) to that certain Agreement between Nuovo Pignone s.p.a. (“Nuovo Pignone”) and GE relating to Heavy Duty Gas Turbines, dated November 10, 1995, that certain Technical Assistance Agreement between GE and Nuovo Pignone dated August 31, 1995 and that certain Manufacturing Associate Agreement between GE and Nuovo Pignone dated April 8, 1988 (collectively, the “Nuovo Pignone Agreements”) as necessary to reflect the terms set forth herein whereby GE Power shall grant to BHGE the following:

1.     A worldwide, perpetual, non-transferrable, non-sublicensable (except as noted below), license under GE Power’s intellectual property for the Frame 3 and Frame 5 gas turbine in the O&G Segment to develop, make, have made, use, sell, commercialize and provide Services for, (i) Frame 3 and Frame 5 gas turbines and (ii) parts and components for use in Frame 3 and Frame 5 gas turbines (such license, the “License”), with Access to Technology (as defined below). “Access to Technology” shall mean, in connection with the License, access to Frame 3 and Frame 5 Engineering Licensed Tools (as defined therein) of GE Power pursuant to Section 6.05 of that certain Supply and Technology Development Agreement, dated as of November 13, 2018, by and among GE, acting through its GE Aviation business unit and the legal entities operating on its behalf, BHGE LLC and GE, on behalf of its GE Power business (the “JV Supply Agreement”); provided, however, Access to Technology shall be limited to BHGE and shall be non-transferrable, and no separate access to GE Power technology shall be granted; and provided, further, that the License shall not change or affect the scope or terms of any access to technology granted under the JV Supply Agreement. BHGE may permit its suppliers, contractors, distributors and consultants to exercise any or all of the rights and licenses granted to BHGE under the foregoing license on behalf of and at the direction of BHGE (and not for the benefit of such suppliers, contractors and consultants) and may request consent from GE Power to grant permissions to other third parties to exercise any or all of the rights and licenses granted to BHGE under the foregoing license, such consent not to be unreasonably withheld or delayed by GE Power.

Such license shall be exclusive (also vis-à-vis GE Power), in each case of (i) and (ii), solely within the O&G Segment (excluding where GE Power has exclusivity pursuant to the Exclusivity section herein (“GE Power Exclusive Field”)). The foregoing license shall be exclusive for a period of twenty (20) years commencing on the Effective Date (“License Term”),

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after which time the foregoing license shall be non-exclusive; provided, however, that such exclusivity shall terminate if (a) the Supplier Sourcing Share in respect of Frame 5 Parts and Components (as calculated pursuant to Section 3.04(b) of the Supply Agreement) reduces in any given twenty-four (24) month period during such License Term by 30% as compared to such Supplier Sourcing Share with respect to such Frame 5 Part and Component purchased from Supplier in the most recently completed twenty-four (24) month period during such License Term (a “Triggering Reduction”) or (b) upon the occurrence of a Change in Control of BHGE (a “Change of Control”) (such termination as a result of a Triggering Reduction or a Change of Control, in each case, a “Termination of Exclusivity”). The Parties agree that a Termination of Exclusivity shall be the sole and exclusive remedy for GE Power with respect to a Triggering Reduction or a Change of Control.

The foregoing exclusivity shall be subject to GE Power retaining the limited right to develop, make, have made, supply and use (such use limited for the purposes set forth in clause (ii) below) Frame 3 and Frame 5 gas turbine parts and components to (i) perform its obligations under the Supply Agreement and (ii) service its installed base of heavy duty gas turbines fleet as listed on Appendix 9-1 to the Supply Agreement. For the avoidance of doubt, GE retains all rights within the GE Power Exclusive Field, including all rights to make, have made, supply, sell and use components for use in Frame 3 and Frame 5 gas turbines in the GE Power Exclusive Field. GE Power will consult with BHGE in good faith with respect to any NPIs in respect of Frame 3 and Frame 5 Parts and Components resulting from GE Power’s development activities under the foregoing license retention. Further, GE Power’s sublicensing of such rights in the GE Power Exclusive Field shall be subject to a right of first offer in favor of BHGE (on reasonably customary terms with reasonable customary timing) to perform such sublicensed service.

Payments for the licenses above shall be equal to BHGE’s ongoing payment obligations to GE pursuant to the Nuovo Pignone Agreements. The exclusivity granted to BHGE in the license above shall be subject to any licenses with third parties existing as of the date of the Supply Agreement, which shall be listed in a schedule to be agreed upon.

If a final FR3/FR5 License between the Parties is not agreed upon by the Trigger Date, the terms included in this Section “FR3/FR5 License” of the term sheet shall become definitive between the Parties.

Non-GE Components	Each Party shall have the right to create their own supply chain for their respective segments by working directly with qualified suppliers for parts/components that GE Power or BHGE currently purchase fully from external suppliers for such segments (e.g., auxiliary skids, instrumentation, etc.). The parties shall identify the list of such parts and services for which they can maintain/establish a supply chain, which shall be strictly for their respective segment. BHGE shall require all suppliers to restrict their use of any GE Power intellectual property to be used

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solely for the O&G Segment. Each Party shall grant access to each other’s technical specs and supplier base as needed.
Technology Obsolescence

If GE Power determines that parts/components are obsolete and GE Power will no longer supply such obsolete parts/component or a reasonable replacement or alternative part/component, then GE Power will provide to BHGE a nonexclusive, perpetual, worldwide, license for such parts/component at a mutually agreeable price.

The foregoing shall not apply where parts/components have been upgraded and the prior parts/components are no longer commercially available.

Definitions	Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Supply Agreement.
Other Terms	All other terms and conditions necessary for a final Distribution Agreement and related agreements (e.g., Termination, Applicable Law, Dispute Resolution, Construction, etc.) shall be as per the Supply Agreement.

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